Exhibit  3.1

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.

FIRST ARTICLES OF AMENDMENT TO

THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION

Hartman Short Term Income Properties XX, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Third Amended and Restated Articles of Incorporation (“Articles of Incorporation”) of the Company are hereby amended by deleting therefrom the definition of “Acquisition Expenses” in Section 2.2 of Article II and inserting in lieu thereof the following definition of “Acquisition Expenses” in Section 2.2 of Article II:

"Acquisition Expenses" means any and all expenses including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance, and miscellaneous expenses related to selection and acquisition of properties, whether or not acquired.

SECOND: The Articles of Incorporation of the Company are hereby amended by deleting therefrom Section 8.11 of Article VIII and inserting in lieu thereof the following Section 8.11 of Article VIII:

(a)

Stockholders shall have: (1) a minimum annual gross income of $70,000 and a minimum Net Worth (determined exclusive of home, home furnishings and automobiles) of $70,000; or (2) a minimum Net Worth (determined exclusive of home, home furnishings, and automobiles) of $250,000.

(b)

The Sponsor and each Person selling Shares on behalf of the Sponsor or Company shall make every reasonable effort to determine that the purchase of Shares is a suitable and appropriate investment for each Stockholder. In making this determination, the Sponsor or each Person selling Shares on behalf of the Sponsor or Company shall ascertain that the prospective Stockholder:  (1) meets the minimum income and net worth standards established for the Company in section 8.11(a) above; (2) can reasonably benefit from an investment in the Company based on the prospective Stockholder’s overall investment objectives and portfolio structure; (3) is able to bear the economic risk of the investment based on the prospective Stockholder’s overall financial situation; and (4) has apparent understanding of:  (i) the fundamental risks of the investment; (ii) the risk that the Stockholder may lose the entire investment; (iii) the lack of liquidity of the Shares; (iv) the restrictions on transferability of the Shares; (v)  the background and qualifications of the Sponsor or the Advisor; and (vi) the tax consequences of the investment.  In the case of a fiduciary account, the standards set forth in this section 8.11(b) shall be met by the beneficiary, the fiduciary account, or by the donor or grantor who directly or indirectly supplies the funds to purchase the Shares if the donor or grantor is the fiduciary.

(c)

The Sponsor or each Person selling Shares on behalf of the Sponsor or the Company will make this determination on the basis of information it has obtained from a prospective Stockholder. Relevant information for this purpose will include at least the age, investment objectives, investment experience, income, Net Worth, financial situation, and other investments of the prospective Stockholder, as well as any other pertinent factors.

(d)

The Sponsor or each Person selling Shares on behalf of the Sponsor or the Company shall maintain records of the information used to determine that an investment in Shares is suitable and appropriate investment for a Stockholder. The Sponsor or each Person selling Shares on behalf of the Sponsor or the Company shall maintain these records for at least six years.

(e)

In connection with the Company’s initial public offering only, the minimum purchase of Shares is $10,000, except for IRAs which may purchase a minimum of $5,000 of Shares.

THIRD: The Articles of Incorporation of the Company are hereby amended by adding the following language to the end of Sections 9.1.

The Advisor or any Affiliate may not sell this Initial Investment while the Advisor remains a Sponsor but may transfer the shares representing the Initial Investment to other Affiliates of the Sponsor.

FOURTH: The Articles of Incorporation of the Company is hereby amended by deleting therefrom the last sentence of Section 9.5 of Article IX and replacing it with the following language:

Payment of such fee shall be made only if the Property Manager provides a substantial amount of services in connection with the sale of a Property or Properties.

FIFTH: The Articles of Incorporation of the Company are hereby amended by deleting therefrom Section 9.7 of Article IX and inserting in lieu thereof the following Section 9.7 of Article IX:

The Company shall reimburse the Advisor for Operating Expenses incurred by the Advisor except that the Company shall not reimburse the Advisor for Operating Expenses that in the four consecutive fiscal quarters then ended exceed the greater of 2% of Average Invested Assets or 25% of Net Income (the "2%/25% Guidelines") for such year. The Independent Directors shall have the fiduciary responsibility of limiting such expenses to amounts that do not exceed such limitations unless such Independent Directors shall have made a finding that, based on such unusual and non-recurring factors which they deem sufficient, a higher level of expenses is justified for such year. Any such findings and the reasons in support thereof shall be reflected in the minutes of the meeting of the Directors. Within 60 days after the end of each fiscal quarter, the Advisor will reimburse the Company for any amounts by which the Operating Expenses exceeded the 2% / 25% Guidelines for such year, unless the Independent Directors determine, based on such unusual and non-recurring factors which they deem sufficient, that such excess was justified. Within 60 days after the end of any fiscal quarter of the Company for which Operating Expenses (for the 12 months just ended) exceed the 2%/25% Guidelines, the Advisor shall send a written disclosure of such fact to the Stockholders, together with an explanation of the factors the Independent Directors considered in arriving at the conclusion that such higher Operating Expenses were justified, if applicable. If the Independent Directors do not determine that such excess Operating Expenses are justified, the Advisor shall reimburse the Company within a reasonable time after the end of such 12-month period the amount by which the Operating Expenses exceeded the 2%/25% Guidelines.

SIXTH: The Articles of Incorporation of the Company is hereby amended by deleting therefrom Section 14.2(a) of Article XIV and inserting in lieu thereof the following Section 14.2(a) of Article XIV:

(a)

In connection with any proposed Roll-Up Transaction, an appraisal of all Properties shall be obtained from an Independent Expert.  If the appraisal will be included in a Prospectus used to offer the securities of a Roll-Up Entity, the appraisal shall be filed with the SEC and the states as an Exhibit to the Registration Statement for the offering.  The Properties shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the Properties as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal shall assume an orderly liquidation of Properties over a 12-month period. The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Company and the Stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to Stockholders in connection with a proposed Roll-Up Transaction. In connection with a proposed Roll-Up Transaction, the Person sponsoring the Roll-Up Transaction shall offer to Stockholders who vote against the proposed Roll-Up Transaction the choice of:

(i)

accepting the securities of a Roll-Up Entity offered in the proposed Roll-Up Transaction; or

(ii)one of the following:

(1)

remaining as Stockholders of the Company and preserving their interests therein on the same terms and conditions as existed previously; or

(2)

Receiving cash in an amount equal to the Stockholder’s pro rata share of the appraised value of the Net Assets of the Company.

SEVENTH: These amendments to the Articles of Incorporation of the Company as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Company as required by law.

EIGHTH: The undersigned Chief Executive Officer acknowledges these First Articles of Amendment to the Third Amended and Restated Articles of Incorporation to be the corporate act of the Company and as to all matters of facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

Except as amended hereby, the rest and remainder of the Company’s Articles of Incorporation shall be and remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused these First Articles of Amendment to the Third Amended and Restated Articles of Incorporation to be executed under seal in its name and on its behalf by its Chief Executive Officer, and attested to by its Secretary, on this ____ day of ______________, 2011.

ATTEST:

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.

By:  _____________________________________

By: _________________________

Name:  ___________________________________

Name: _______________________

Title: _____________________________________

Title: ________________________

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